UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K

                           CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of Earliest Event Reported): July 21, 2005


                              CPI CORP.
      (Exact name of registrant as specified in its charter)


          Delaware                 1-10204             43-1256674
(State of Incorporation)  (Commission File Number)   (IRS Employer
                                                   Identification No.)


          1706 Washington Ave., St. Louis, Missouri     63103
           (Address of Principal Executive Offices)   (Zip Code)


   Registrant's telephone number, including area code: (314) 231-1575


[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



















Item 1.01     Entry into a Material Definitive Agreement

Appointment of Dr. Cataldo
--------------------------

     On July 21, 2005, the Company entered into an agreement with Dr. Renato Cataldo under which Dr. Cataldo has been hired to serve as the Chief Operating Officer of the Company, commencing July 25, 2005. The term of Dr. Cataldo's employment is indefinite.

     Dr. Cataldo's starting base salary will be $275,000 annually.
He also received an award of restricted stock valued at $100,000, based on the closing price of the Company's common stock on the last trading day preceding his commencement of employment. Subject to Dr. Cataldo's continued employment with the Company on each vesting date, the restricted stock will vest in three equal increments, at the close of the first three Fiscal Years during the period of his employment, beginning with the Fiscal Year ended February 2006.

     Dr. Cataldo will participate in the Company's Performance Incentive Plan ("the Plan"), which governs annual performance-based awards for designated executives and key employees. It is anticipated that payments made to Dr. Cataldo under the Plan will be made substantially in the form of restricted stock.

     Dr. Cataldo will generally be entitled to participate in other active benefits and plans available to executives, including participation in the Company's 401(k) plan, health care and disability coverage, life insurance and paid vacation. Dr. Cataldo will be subject to customary confidentiality, non-compete and insider obligations, which include an agreement not to be employed by or act as a consultant for any direct competitor of the Company.

     In the event Dr. Cataldo's employment is terminated by the Company without Cause, he will be paid a lump sum amount equal to one year's base salary.

Mr. Krings' Retirement
----------------------

     As of July 25, 2005, the Company entered into a Retirement and Release Agreement with Jack Krings, who served as President and Chief Operating Officer of the Company until his retirement effective on July 25, 2005.
Mr. Krings will serve the Company in a consulting role for two months following his retirement.

     Under the Retirement and Release Agreement, Mr. Krings will receive a lump sum payment of $650,000 on January 26, 2006. He will have the right to exercise previously vested options to purchase shares of the Company's common stock for a period of twelve months following his retirement.

     All terms and conditions of Mr. Krings Employment Agreement, dated as of September 5, 2001, were terminated by the Retirement Agreement, except the provisions of Section 13, which include a prohibition of any activity in competition with the Company for a period of two years after his retirement and confidentiality obligations.

     Under the terms of his consulting agreement with the Company, Mr. Krings is required to perform a minimum of 40 days of service to the Company in the course of the next two months. He will be paid a total of $80,000 as a consultant.

Item 1.02     Termination of a Material Definitive Agreement

     All of the terms and conditions of the Company's Employment Agreement with Jack Krings, except Section 13 relating to noncompetition, non-inducement, nondisclosure of confidential information and related obligations, terminated July 25, 2005 pursuant to the Retirement and Release Agreement described under Item 1.01 of this Current Report on Form 8-K.




Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On July 27, 2005, the Company announced the retirement of Jack Krings and the appointment of Dr. Renato Cataldo to succeed Mr. Krings as Chief
Operating Officer.   Mr. Krings,  President, Chief Operating Officer and
a member of the Company's Office of the Chief Executive, retired as of July 25, 2005 pursuant to a Retirement and Release Agreement described under Item 1.01 above.

     Dr. Cataldo, 45, has served as a consultant to the Company's Board of Directors since August 16, 2004. Prior to joining the Company in his consulting role, Dr. Cataldo held a variety of executive positions with technology-based companies, including President of HealthTech Solutions, a technology and eBusiness development and executive consulting company he founded in 1993 to serve medical companies. After HealthTech was acquired in 1998, Dr. Cataldo continued as an executive with a number of successor companies until his resignation in 2004 from the position of Chief Executive Officer and Chief Technology Officer of
Publicis eHealth Solutions, a division of Publicis Groupe, S.A, a leading global communications company.

     From 1989 to 1993, Dr. Cataldo was a professor of pharmacy at the St. Louis School of Pharmacy, where he specialized in information technology solutions. Dr. Cataldo has also owned and operated a professional photography and videography business. He holds a Bachelor of Science Degree in Biochemistry from the University of California at San Diego and a Doctorate of Pharmacy from Creighton University in Omaha, Nebraska.

     The material terms of the Employment Agreement between Dr. Cataldo and the Company are described above in Item 1.01 of this Current Report on Form 8-K.






                             SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             CPI CORP.


                             By: /s/ Gary W. Douglass
                                 -------------------------------------
                                 Name:  Gary W. Douglass
                                 Title: Executive Vice President,
                                        Finance, Chief Financial
                                        Officer and Member, Office of
                                        the Chief Executive


Dated:  July 27, 2005